Exhibit 99.1
Press Release Dated February 23, 2011

DENVER, Colorado, February 23, 2011-- Two Rivers Water Company ("Two Rivers") (OTCPK:TURV) a company focused on acquiring and developing water and farming resources in Colorado, announced today that the Board of Directors appointed Garald L. (Gary) Barber as President and Chief Operating Officer of Two Rivers Water Company.

John McKowen, Chairman and CEO of Two Rivers said, “It is our good fortune at Two Rivers to have someone with Gary’s skill set join us.  We now have our operations under a single, well qualified manager.  Gary has the experience and drive necessary to expand our farming to 20,000 irrigated acres, develop a metropolitan water district in Huerfano County and sustain an effective complimentary working relationship with other water purveyors on the Front Range in Colorado.”

“Two Rivers has established a solid foundation in Colorado from which to expand its operations,” said Mr. Barber in brief remarks to Two Rivers’ Board.  “We will now grow operations to participate in the booming demand in the agricultural markets and help balance the anticipated future water demands on the Front Range.  I am excited to work with the great team at Two Rivers.”

Two Rivers is in the business of acquiring and developing water and farming resources in Colorado.

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors.    Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.  Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:  Gary Barber
Two Rivers Water Company
Symbol TURV, OTCPK
Phone:  +1 (303) 222-1000
Email:  gbarber@2riverswater.com